EXHIBIT 2.1

         Amendment, dated as of February 26, 1999, by and among American Tower Corporation, a Delaware corporation ("ATC"), American Towers, Inc., a Delaware corporation ("ATI"), ATC Merger Corporation, a Delaware corporation ("ATMC"), and TeleCom Towers, L.L.C., a Delaware limited liability company ("TCT"), to the Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998, as further amended by the Amendment, dated as of December 23, 1998 (as so amended, the "Merger Agreement"), by and among ATC, ATI, ATMC and TCT.

                              W I T N E S S E T H:

         WHEREAS, ATC, ATI and TCT are parties to the Merger Agreement, providing for the merger of ATMC with and into TCT on the terms and conditions set forth therein; and

         WHEREAS, ATC, ATI, ATMC and TCT desire to amend the Merger Agreement in certain respects; and

         WHEREAS, the Boards of Directors of ATC, ATI and ATMC and the Management Committee of TCT and the TCT Members have heretofore authorized the officers of such companies to enter into amendments to the Merger Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

1.       DEFINED TERMS

         As used herein, unless the context otherwise requires, the terms defined in Appendix A to the Merger Agreement when used in this Amendment without definition shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Amendment or Appendix A to the Merger Agreement shall have such meanings when used in each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to this Amendment as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof. The term "either party" shall, unless the context otherwise requires, refer to ATC, ATI and ATMC, on the one hand, and TCT, on the other hand.

2.       THE AMENDMENTS

                  (a) Limitation of Liability. Section 9.3(a) of the Merger Agreement shall be amended to read in its entirety as follows:

                  Notwithstanding the provisions of Section 9.2, after the Closing, the ATC Indemnified Parties, on the one hand, and the TCT Members, on the other hand, shall be entitled to recover their Loss and Expense in respect of any Claim only (i) in the event that the aggregate Loss and Expense for all Claims exceed, in the aggregate, $500,000 (except to the extent any such Claim relates to the Nonassigned TCT Assets, to which such $500,000 threshold shall not apply), in which event the indemnified party shall be entitled to recover all such Loss and Expense including such $500,000; (ii) to the extent that the aggregate Loss

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                  and Expense for all Claims do not exceed $5,000,000; and (iii)
                  an additional $225,000 in cash shall be placed in a separate escrow pursuant to Section 3 of the Indemnity Escrow Agreement to satisfy any Claims related to the Mt. Potosi, Nevada broadcast communications site (the "Mt. Potosi Escrow").

                  (b) Appendix A. Appendix A is amended to add the following definitions in their appropriate alphabetical order:

                  "Nonassigned TCT Assets" shall mean any agreement, arrangement, commitment, contract, indemnity, undertaking or other obligation or liability to which "TeleCom Towers, Inc." or "Telecom Towers, Inc." is party, as set forth in the TCT Disclosure Schedule, including without limitation those related to the Mt. Potosi, Nevada broadcast communications site.

         "Mt.  Potosi  Escrow"  shall  have the  meaning  given to it in Section
9.3(a).


3.       GENERAL PROVISIONS


                  (a) No Other Changes in Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect and shall not otherwise be amended, modified or changed by this Amendment.

                  (b)  Incorporation  by Reference.  The  provisions of Sections
         10.1 through 10.13, both inclusive, of the Merger Agreement shall be deemed incorporated herein by reference with the same force and effect as though set forth hereat in their entirety, except that any reference to the term "this Agreement" in any such incorporated provision shall be deemed to refer to this Amendment.

                  (c) References. Any reference to the "Merger Agreement" in any of the Collateral Documents, or in any certificate, agreement or instrument delivered in connection with the consummation of the transactions contemplated by the Merger Agreement shall be deemed to refer to the Merger Agreement, as amended hereby.


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         IN WITNESS WHEREOF,  the parties have executed this Amendment or caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

                             American Tower Corporation


                             By:  __________________________________________
                                  Name: James S. Eisenstein
                                  Title: Executive Vice President--Corporate
                                         Development


                             ATC Merger Corporation


                             By:  __________________________________________
                                  Name: James S. Eisenstein
                                  Title: Executive Vice President--Corporate
                                         Development


                             American Towers, Inc.


                             By:  __________________________________________
                                  Name: James S. Eisenstein
                                  Title: Executive Vice President--Corporate
                                         Development


                             TeleCom Towers, L.L.C.


                              By:__________________________________________
                                 Name: Randall N. Smith
                                 Title: Chairman & CEO




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